Jasper, Indiana, October 21, 1997


GERMAN AMERICAN BANCORP ANNOUNCES SIGNING OF AGREEMENT TO MERGE WITH CSB BANCORP
                                 OF PETERSBURG



George W. Astrike, Chairman of the Board and Chief Executive Officer of German American Bancorp (NASDAQ: GABC), Jasper, Indiana, and Lester Nixon, Chairman of CSB Bancorp, Petersburg, Indiana, announced today that they have signed an agreement providing for the merger of CSB Bancorp and its $75 million subsidiary, Citizens State Bank, with German American Bancorp.

Under the terms of the agreement, CSB Bancorp shareholders are expected to receive shares of German American Bancorp valued at not less than $22,750,000 (or $142.19 for each of the 160,000 shares of CSB Bancorp currently outstanding) in a tax-free exchange. The specific number of German American shares to be issued will be determined based on German American's share price during a period immediately preceding the date of merger, but will not be less than 464,286 shares. The proposed merger is subject to the approval of shareholders as well as bank regulatory approvals and other conditions. The parties contemplate that the merger will become effective in early 1998.


Astrike, Chairman of German American Bancorp remarked, `This transaction represents another strategically significant move for our company by



                                  EXHIBIT 99.1






                                                 Page 2 of 2
strengthening our existing presence in Pike County and enhancing our ability to serve customers in the adjacent counties of Gibson and Knox, which have recently experienced and are expected to continue to experience strong economic growth. The Pike, Gibson and Knox county area also enjoys a strong agricultural presence which fits well into the Company's commitment of providing a full range of financial services to the agricultural community.''

Astrike added `German American Bancorp is committed to creating a regional affiliation of community banks such as Citizens to preserve local interest and control of vital banking services. By uniting to spread operating costs and service delivery systems over a larger base, affiliated banks in a common geographic area can compete more effectively with larger metropolitan banking companies and still preserve the local autonomy that has allowed those banks to serve the unique characteristics of their own markets, including the vital business and agricultural segments.''

Astrike continued, `To capitalize on the opportunity to achieve maximum operational efficiency while enhancing service capabilities and to allow for a strong and unified effort in Pike, Gibson, and Knox counties, German American Bancorp's existing Pike County affiliate, Community Trust Bank, will be merged with Citizens State Bank and operate under the Citizens name. Following this combination, the resulting banking entity will have assets of approximately $115 million and will serve the residents and businesses of Pike, Gibson, and Knox counties with five convenient locations.''






                                                 Page 2 of 2
Jerry A. Church, President and CEO of Citizens State Bank, stated `One of German American's strengths, and that of their affiliated banks, lies in a commitment to community banking and to the communities in which they operate. We look forward to being part of an organization that possesses the necessary capital and operating expertise to support our long-standing commitment to our area farmers, businesses, and consumers.''


The completion of the transaction, which follows the Company's acquisition of the $90 million Peoples National Bank, Washington, IN in March 1997, will result in German American Bancorp's assets aggregating approximately $575 million, and through its four banking affiliates, it will operate 22 offices in 15